Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Las Vegas Gaming, Inc.
Las Vegas, Nevada
We hereby consent to the use in this Registration Statement of Las Vegas Gaming, Inc. and Subsidiaries (the “Company”) on Form S-1 of our report dated March 3, 2006, relating to the consolidated balance sheets of the Company as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2003, 2004 and 2005, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
July 24, 2006